Exhibit 10.1

EXECUTION VERSION

TERMINATION OF BUSINESS COMBINATION AGREEMENT

This Termination of Business Combination Agreement, dated as of August 8, 2023 (this “Termination”) is by and among Golden Falcon Acquisition Corp., a Delaware corporation (“Golden Falcon”), MNG Havayollari ve Taşımacılık A.Ş., a joint stock corporation organized under the laws of Turkey (“MNG”), Merlin HoldCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of MNG (“HoldCo”), Merlin IntermediateCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of HoldCo (“IntermediateCo”), Merlin FinCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of HoldCo (“FinCo”), and Merlin Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of IntermediateCo (“Merger Sub”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the BCA (as defined below). Section references used herein are to the respective sections of the BCA. Golden Falcon, MNG, HoldCo, IntermediateCo, FinCo and Merger Sub are collectively referred to as the “Parties” and each as a “Party”.

WHEREAS, Golden Falcon, MNG, HoldCo, IntermediateCo, FinCo and Merger Sub are parties to that certain Business Combination Agreement, dated as of December 6, 2022 (as amended on February 14, 2023, the “BCA”); and

WHEREAS, the Parties wish to mutually terminate the BCA in accordance with the provisions thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The BCA is hereby terminated, effective immediately, pursuant to Section 8.01(a) of the BCA.

2.	The effect of the termination of the BCA shall be as set forth in Section 8.02 of the BCA.

3.

Each Party hereby agrees not to (a) initiate any communications with respect to the other Parties, the BCA or the Transactions, except as set forth in paragraph 4 below, (b) make, publish or communicate to any person or in any public or private forum or through any medium, any disparaging, damaging or demeaning statements about the other Parties or their respective Affiliates, or any of their respective officers, directors, employees, or agents, or (c) otherwise engage, directly or indirectly, in any communications with any person that may be disparaging to the other Parties and their respective Affiliates that may damage the reputation or goodwill of the other Parties or their respective Affiliates, or that may place the other Parties or their respective Affiliates in any false or negative light. Each Party hereby represents to the other Parties that it has not engaged in any of the actions and communications described in the foregoing clauses (b) and (c) of this paragraph 3 prior to the date hereof.

4.

Golden Falcon shall file the Form 8-K in the form of Exhibit A hereto. Except for disclosure or communication required by Applicable Legal Requirements or stock exchange rule or in response to any request by any Governmental Entity, no Party shall, at any time, issue any press release with respect to the other Parties, the Transactions and/or this Termination without the prior written consent of such other Parties; provided that, prior to any disclosure or communication required by Applicable Legal Requirements or stock exchange rule or in response to a request by a Governmental Entity, Golden Falcon and Sponsor, on the one hand, and MNG, HoldCo, IntermediateCo, FinCo and Merger Sub, on the other hand shall (a) use their reasonable best efforts to consult with each other before making any such disclosure, communication or response and (b) to the fullest extent permitted by Applicable Legal Requirements, first allow the other to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith.

5.

Golden Falcon and Sponsor, for themselves, and on behalf of each of their respective Affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge MNG, HoldCo, IntermediateCo, FinCo and Merger Sub and each of their Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, Affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Transaction Agreements and the Transactions (the “Golden Falcon Released Claims”).

6.

MNG, HoldCo, IntermediateCo, FinCo and Merger Sub, for themselves, and on behalf of each of their Affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge Golden Falcon, Sponsor and their Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, Affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Transaction Agreements and the Transactions (the “MNG Released Claims,” and together with the Golden Falcon Released Claims, the “Released Claims”).

7.

Notwithstanding anything contained in this Termination to the contrary, it is the express intention of the Parties that the Released Claims released pursuant to paragraphs 5 and 6 of this Termination do not include claims, if any, based upon a breach of this Termination or a breach of the Confidentiality Agreement (as defined below).

8.

Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination, each Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination, and which, if known on the date of the execution of this Termination, might have materially affected such Party’s decision to enter into and execute this Termination. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Released Claims and agrees that this Termination applies thereto.

9.

Except as otherwise provided in paragraph 4, the Parties hereby acknowledge and agree that each Party continues to be bound by the confidentiality agreement, dated as of January 28, 2022 (the “Confidentiality Agreement”), by and between Golden Falcon and MNG, as amended and joined from time to time, and that all information obtained pursuant to the BCA or any other Transaction Agreement shall be kept confidential in accordance with the Confidentiality Agreement.

10.

If any term or other provision of this Termination is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination be consummated as originally contemplated to the fullest extent possible.

11.

This Termination shall be governed by, and construed in accordance with, the Applicable Legal Requirements of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to conflict of laws principles. Any Legal Proceeding arising out of or relating to this Termination shall, to the fullest extent permitted by Applicable Legal Requirements, be heard and determined exclusively in the Chancery Court of the State of Delaware; provided that if jurisdiction is not available in such court, then any such Legal Proceeding may be brought in any federal court located in Wilmington, Delaware or any appellate court therefrom. To the fullest extent permitted by Applicable Legal Requirements, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Legal Proceeding arising out of or relating to this Termination brought by any Party and (b) agree not to commence any such Legal Proceeding except in the courts described above in Delaware, other than any Legal Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by Applicable Legal Requirements, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding arising out of or relating to this Termination, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Legal Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Legal Proceeding is improper or (C) this Termination, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby waives to the fullest extent permitted by Applicable Legal Requirements, any right it may have to a trial by jury with respect to any Legal Proceeding directly or indirectly arising out of or relating to this Termination. Each of the Parties (x) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Legal Proceeding, seek to enforce that foregoing waiver and (y) acknowledges that it and the other Parties have been induced to enter into this Termination, as applicable, by, among other things, the mutual waivers and certifications in this paragraph 11.

12.

This Termination may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.	This Termination may only be amended in writing by the Parties signed on behalf of each of the Parties.

14.

Each Party hereby agrees to pay the expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred by such Party in the anticipation of, relating to and in connection with the negotiation and execution of the BCA and the Transaction Agreements and the Transactions in accordance with Section 10.10(b) of the BCA. Accordingly, each of Golden Falcon and MNG will be responsible for one-half of the SEC filing printing fees in the aggregate amount of $446,502.00 incurred in connection with the Transactions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Termination as of the date written above.

GOLDEN FALCON ACQUISITION CORP.

By:	/s/ Makram Azar
Name:	Makram Azar
Title:	Chief Executive Officer

MERLIN HOLDCO, LLC

By:	/s/ Ali Sedat Özkazanç
Name:	Ali Sedat Özkazanç
Title:	President and Treasurer

By:	/s/ Emre Mazanoğlu
Name:	Emre Mazanoğlu
Title:	Vice President and Secretary

MERLIN INTERMEDIATECO, LLC

By:	/s/ Ali Sedat Özkazanç
Name:	Ali Sedat Özkazanç
Title:	President and Treasurer

By:	/s/ Emre Mazanoğlu
Name:	Emre Mazanoğlu
Title:	Vice President and Secretary

MERLIN FINCO, LLC

By:	/s/ Ali Sedat Özkazanç
Name:	Ali Sedat Özkazanç
Title:	President and Treasurer

By:	/s/ Emre Mazanoğlu
Name:	Emre Mazanoğlu
Title:	Vice President and Secretary

[Signature Page to Termination Agreement]

MERLIN MERGER SUB, INC.

By:	/s/ Ali Sedat Özkazanç
Name:	Ali Sedat Özkazanç
Title:	President and Treasurer

By:	/s/ Emre Mazanoğlu
Name:	Emre Mazanoğlu
Title:	Vice President and Secretary

MNG HAVAYOLLARI VE TAŞIMACILIK A.Ş.

By:	/s/ Murathan Doruk Günal
Name:	Murathan Doruk Günal
Title:	Chairman of the Board of Directors

[Signature Page to Termination Agreement]

Exhibit A

Form 8-K

See attached.